Exhibit 5.2

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
April 3, 2018	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
TechnipFMC plc One St Paul’s Churchyard London EC4M 8AP United Kingdom	Madrid	Tokyo
	Milan	Washington, D.C.

Re:	Registration Statement on Form S-4; Exchange Offer for $459,764,000 Aggregate Principal Amount of 3.45% Senior Notes due 2022, Series B

Ladies and Gentlemen:

We have acted as special counsel to TechnipFMC plc, a public limited company organized under the laws of England and Wales (the “Issuer”), in connection with the issuance of up to $459,764,000 aggregate principal amount of 3.45% Senior Notes due 2022, Series B (the “Exchange Notes”) under an indenture, dated March 29, 2017 (the “Indenture”), among the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as amended by a first supplemental Indenture, dated March 29, 2017, among the Issuer and the Trustee (the “First Supplemental Indenture”) and a second supplemental Indenture, dated March 29, 2017, among the Issuer and the Trustee (the “Second Supplemental Indenture”) and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Exchange Notes will be issued in exchange for the Issuer’s outstanding 3.45% Senior Notes due 2022, Series A (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Exchange Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuer and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters

April 3, 2018

concerning English law are addressed in the separate English law opinion of Latham & Watkins LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, assuming the Exchange Notes have been duly authorized by all necessary corporate action of the Issuer and, when executed, issued, authenticated and delivered by or on behalf of the Issuer in accordance with the terms of the Indenture and the Second Supplemental Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Notes will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought, (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) provisions purporting to make a guarantor primarily liable rather than as a surety, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, and the Exchange Notes (collectively, the “Operative Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuer, (b) that each of the Operative Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Issuer, enforceable against it in accordance with their respective terms, and (c) that the status of the Operative Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

April 3, 2018

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP